Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
 China XD Plastics Company Limited:
We consent to the incorporation by reference in the registration statements (No. 333-167423 and No. 333-164027) on Form S-3/A of China XD Plastics Company Limited of our report dated April 15, 2019, with respect to the consolidated balance sheets of China XD Plastics Company Limited as of December 31, 2018 and 2017, the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of China XD Plastics Company Limited.
/s/ KPMG Huazhen LLP
Beijing, China
 April 15, 2019